EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-130271, 333-121334, 333-106385, 333-57046, and 333-17513; Form S-3 Nos. 333-132872, 333-128322, 333-121450, 333-109982, 333-103965, 333-99157, 333-71086, and 333-40716) of Peregrine Pharmaceuticals, Inc. of our reports dated July 12, 2006, with respect to the consolidated financial statements and schedule of Peregrine Pharmaceuticals, Inc., Peregrine Pharmaceuticals, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Peregrine Pharmaceuticals, Inc., included in the Annual Report (Form 10-K) for the year ended April 30, 2006.

/s/ Ernst & Young LLP

Orange County, California
July 12, 2006